Exhibit 99.1

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822

FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. ACQUIRES BLOCK OF BUSINESS FROM STANDARD RETIREMENT SERVICES

Adds Approximately 500 Plans to NIVM’s Plans Under Administration,
Total Now About 11,000

DUBLIN, OH, November 2, 2009 -- National Investment Managers (OTC BB: NIVM), a nationally-based and regionally-operated retirement plan administration and investment management company, with over $10 billion of assets under administration, announced today that it has agreed to acquire a book of approximately 500 balance forward tax qualified retirement plans from Standard Retirement Services, Inc. (“SRS”).  The transaction furthers National Investment Managers Inc.’s strategic plan of acquiring best in class third-party retirement plan administration firms and books of business, and brings the total of plans under administration to around 11,000.

John Davis, President and Chief Operating Officer of National Investment Managers Inc. (“NIVM”) said, “We are excited to work with SRS in transitioning this group of balance forward clients to our existing operations.  In addition to advancing the company’s strategic objectives, the acquisition of this book of business is a nice fit for NIVM geographically, given that 80% of the clients are located near NIVM subsidiary offices.  We are working with SRS to ensure a seamless client migration to our local operations, and we expect to close the transaction and begin servicing our new clients by December 1.”

"This sale reflects our commitment to remain tightly focused on our core business: providing exceptional service to our significant block of daily valued public and private retirement plan clients," said Aaron Howard, vice president of Plan Services for SRS. "We are pleased that the block of balance forward clients transitioning to NIVM will be served by an organization that shares our focus on exceeding customer expectations."

Steve Ross, Chief Executive Officer of NIVM, concluded, “This acquisition is indicative of the consolidation opportunities we continue to see in the retirement services marketplace.  Our goal has been to build strong regional operations around the best-in-class retirement plan administration companies and to leverage that presence in the marketplace.  The acquisition of this limited block from SRS is a clear example of the benefits of our strategic positioning, and we hope to add other books over the next twelve months.”

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses.  Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers.  In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded.  Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted.  At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services.  Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Laguna Hills, CA; Marina Del Rey, CA; Greenwood Village, CO; Southington, CT; Lake Mary, FL; Pikesville, MD; North Attleboro, MA; Haddonfield, NJ; New York City, NY; Yorktown Heights, NY; Beaverton, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Warwick, RI; Houston, TX; and Seattle, WA.  NIVM’s corporate headquarters are located in Dublin, OH.

About Standard Retirement Services, Inc.
Standard Retirement Services, Inc. (SRS) and its predecessor and affiliated companies have provided retirement plan services for more than 70 years. Products are available on a full service or recordkeeping-only basis, through both a trust platform (available in all states) and a group annuity platform (available in all states except New York). StanCorp Equities, Inc., member FINRA/SIPC, distributes group annuity contracts issued by Standard Insurance Company and may provide other brokerage services. Investment advisory services are provided by StanCorp Investment Advisers, Inc, a registered investment advisor. SRS, StanCorp Equities, Inc., Standard Insurance Company, and StanCorp Investment Advisers, Inc. are subsidiaries of StanCorp Financial Group, Inc. and all are Oregon corporations.

Note:  This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects.  They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially.  The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units and generate cash and profits.  Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.